Exhibit 99.1

Quotient Limited Reports Third Quarter Fiscal 2021 Results
and Business Update

•	MosaiQ COVID-19 semi-quantitative antibody test CE marked
•	Expanded MosaiQ IH microarray EU launch planned for fourth quarter CY2021
•	Sales of Alba by Quotient reagents exceed guidance
•	Strong cash position in place to carry us into commercialization

JERSEY, Channel Islands, February 1, 2021 (GLOBE NEWSWIRE) -- Quotient Limited (NASDAQ: QTNT), a commercial-stage diagnostics company (Quotient or the Company), headquartered in Eysins, Switzerland, today reported its third quarter fiscal 2021 results and other notable developments.

Notable developments include the CE marking of the Company's MosaiQ semi-quantitative COVID-19 antibody test, which is an enhanced version of the Company's previously approved COVID antibody test. The enhanced test will allow users to determinate the relative concentration levels of antibodies present in a sample. The Company believes this functionality will be important for potential future application in central labs. It will be submitted for an FDA Emergency Use Authorization (EUA) for the enhanced test in February 2021.

Separately, Quotient reported that the timing of its planned CE Mark submission for the Company's Expanded Immunohematology (IH) microarray has been delayed, primarily due to various disruptions and burdens caused by the pandemic. Pandemic related shutdowns and related travel restrictions have significantly affected among other things, the field trials for the microarray The Company now expects to make this CE mark submission in the second quarter of calendar year 2021. Quotient intends to take advantage of the delayed submission to further improve the performance of a small number of the immunohematology tests featured on the IH microarray by testing new enhancements through additional field trials. The Company anticipates that the commercial menu comprising the Expanded IH microarray and the Initial Serological Disease Screening (SDS) microarray should be available to customers in Europe in the fourth quarter of CY2021. This will allow the Company to participate in tenders that customers are expected to conduct towards year end.

The Company also announced, despite COVID-19 disruptions, a strong 9.8% organic growth for Alba by Quotient reagents for the third quarter ended December 31, 2020. The Company's MosaiQ COVID-19 antibody microarray sales reached $0.4 million during the quarter and exceeded $1 million year to date.

The Company reported a strong cash position as of December 31, 2020, with cash and cash equivalents of $143.5 million (including $9 million in restricted cash reserve accounts).

The Company won a 2021 BIG Innovation Award, which celebrates innovative organizations and products.

MosaiQ Platform

MosaiQ, Quotient's next-generation platform, is designed to deliver rapid immunohematology, serological and molecular disease screening, using a single low volume sample on a high throughput, multimodal multiplexing automated platform. MosaiQ represents a transformative and potentially highly disruptive unified testing system for transfusion diagnostics and beyond. Feasibility to deliver required performance in serological and molecular disease screening has been demonstrated. MosaiQ offers the potential to significantly reduce complexity and improve workflow for our customers. A serological test was developed in April 2020 in response to the global COVID-19 pandemic. The MosaiQ COVID-19 antibody microarray is CE marked and has received FDA emergency use authorization (EUA). It is available for distribution in the U.S. and Europe, including Switzerland and the UK. In addition, the MosaiQ COVID-19 semi-quantitative antibody test recently was CE marked and the Company expects to apply for an FDA EUA for that test in February 2021.

Regulatory and Commercial Milestones

Europe

•

Donor IH Field Trials – When the company reported preliminary results from its Expanded IH microarray European field trials on November 30, 2020, it indicated an intention to make a CE mark application around year end. Subsequently, the Company decided to postpone the CE mark submission for a variety of reasons. The CE mark submission is now expected to take place in Q2 of CY2021. A principal reason for the postponement was the disruptions and burdens caused by the pandemic. For example, an inspection of the manufacturing site by the appropriate regulatory body, which is required for CE marking of this product, is not currently possible. In addition, the Company has determined that the accuracy of some of the tests on the IH microarray is below their potential and can be improved with new enhancements that the Company has identified and intends to implement and then test by performing additional field trials in 2021. The Company presently intends to complete this work and the related field tests, notwithstanding pandemic related disruption, in time to include the results in the CE mark application that it has rescheduled for Q2 of CY2021. Commercial launch is planned for Q4 CY2021.

•

SDS Field Trials – European field trials for the Company's Expanded SDS microarray also have been impacted by pandemic- related disruption. The SDS field trials are now targeted to start towards the end of CY2021 with a CE mark submission targeted in the second quarter of CY2022.

•

Patient IH – The Company is developing an IH microarray for the patient transfusion market which it will sell to Ortho along with instruments and consumables and expects to submit for CE mark in the first half of CY2022.

U.S.

•	Donor IH Field Trials – Expanded IH field trials are expected to commence in Q2 CY2021 and BLA submission is anticipated for Q4 CY2021.

•

Initial SDS Regulatory – US FDA 510(k) resubmission is planned in Q2 CY2021 and FDA clearance for the Initial SDS microarray and the MosaiQ instrument is expected before the end of CY2021. This is not on the critical path of commercialization, as the Company plans to offer the Expanded IH microarray and the Initial SDS as a combined package.

Quotient CEO Franz Walt commented “We are all going through an unprecedented situation, which caused some delays, but we have to look beyond the global crisis and recognize that the underlying business value of the innovative MosaiQ technology remains the same. Despite these adversities, I am proud of the Quotient team, as we continue to deliver and make significant progress towards our goal of commercialization.”

Fiscal Third Quarter Financial Results

The Alba by Quotient reagent business continues to deliver top line growth, with strong product sales of $8.4 million in the third quarter, up 9.8% from the quarter ended December 31, 2019. This performance was driven by 9.2% growth in sales to original equipment manufacturer (OEM) customers, while direct product sales grew 11.0%. The product sales related to the MosaiQ COVID-19 antibody microarray were $0.4 million in the third quarter.

Other revenues for the quarter ended December 31, 2020 arose on a small development project with an OEM customer. In the quarter ended December 31, 2019 other revenues arose from the achievement of product development milestones under a development contract, which was completed during the year ended March 31, 2020.

In the quarter ended December 31, 2020, gross margin on product sales increased to 43.2% compared to the gross margin on product sales of 42.9% reported in the quarter ended December 31, 2019. Year over year, gross margin was positively impacted mainly by improved product mix and lower levels of materials scrapped.

Key revenue and profit results are summarized below (expressed in thousands, except percentages).

	Quarter Ended		Nine Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue:
Product sales —OEM Customers	$5,536	$5,071	$16,754	$15,354
Product sales — direct customers and distributors	2,846	2,565	8,417	7,547
Product sales - MosaiQ	358	—	1,036	—
Other revenues	11	305	7,534	1,055
Total revenue	$8,751	$7,941	$33,741	$23,956

Product sales from standing orders (%)	70%	72%	69%	71%

Gross profit	$3,781	$3,409	$18,858	$10,889
Gross profit as a % of total revenue	43.2%	42.9%	55.9%	45.5%
Gross margin on product sales (%)	43.1%	40.6%	43.2%	42.9%
Operating (loss)	$(21,725)	$(22,357)	$(54,544)	$(59,221)

The operating loss for the quarter ended December 31, 2020 included inventory provisions of $2.0 million in respect of certain raw material and work-in-progress items following evaluation of clinical trials results and corresponding changes in manufacturing processes. The operating loss for the quarter ended December 31, 2019 included termination and transition benefit costs of approximately $1.3 million; legal and advisory fees related to the Company’s termination of its distribution and supply agreement with Ortho and the related dispute and higher payments to a research and development collaboration partner totaling $0.8 million

Capital expenditures totaled $1.7 million in the quarter ended December 31, 2020, compared with $1.4 million in the quarter ended December 31, 2019.

As at December 31, 2020, Quotient had $143.5 million in cash and other short-term investments (including $9 million in restricted cash reserve accounts) and $159.7 million of debt.

Outlook for the Fiscal Year Ending March 31, 2021

•	Total product sales of Alba by Quotient reagents are still expected to be in the range of $33.5 to $34 million compared to product sales in fiscal 2020 of $31.6 million.
•	Capital expenditures in the range of $6 to $8 million.
•	Average monthly cash use for operations in the range of $5 to $6 million excluding potential revenue related to COVID-19 antibody test.

Alba by Quotient product sales in the fourth quarter of fiscal 2021 are expected to be within the range of $8.3 to $8.8 million, compared with $8.7 million for the fourth quarter of fiscal 2020.

Quarterly product sales can fluctuate depending upon the shipment cycles for red blood                 cell-based products, which account for approximately two-thirds of current product sales. These products typically experience 13 shipment cycles per year, equating to three shipments of each product per quarter, except for one quarter per year when four shipments occur. The timing of shipment of bulk antisera products to OEM customers may also move revenues from quarter to quarter. Some seasonality in demand is also experienced around holiday periods in both Europe and the United States. As a result of these factors, Quotient expects to continue to see seasonality and quarter-to-quarter variations in product sales.

Conference Call

Quotient will host a conference call on Monday, February 1, 2021 at 8:00 a.m. Eastern Time to discuss its third quarter fiscal 2021 financial results. Participants may access the call by dialing 1-877-407-0784 in the U.S. or 1-201-689-8560 outside the U.S. The access code is 13715310. The conference call will be webcast live on the Company’s website at www.quotientbd.com.

A replay of this conference call will be available through February 8, 2021 by dialing 1-844-512-2921 in the U.S. or 1-412-317-6671 outside the U.S. The replay access code is 13715310.

About Quotient Limited

Building on over 30 years of experience in transfusion diagnostics, Quotient is a commercial-stage diagnostics company committed to delivering solutions that reshape the way diagnostics is practiced. MosaiQ, Quotient’s proprietary multiplex microarray technology, offers the world’s first fully automated, consolidated testing platform, allowing for multiple tests across different modalities. MosaiQ is designed to be a game-changing solution, which Quotient believes will increase efficiencies, improve clinical practice, deliver significant workflow improvements, and create operational cost savings to laboratories around the world. Quotient's operations are based in Eysins, Switzerland, Edinburgh, Scotland and Newtown, Pennsylvania.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQ and other new products (including our expectations regarding the timing and results from field trials of our products under development and the timing of applications for various regulatory clearances required for commercial sales of those products, as well as the potential for using the Company’s MosaiQ technology in infectious disease diagnostics), current estimates of third quarter and full year fiscal 2021 operating results and expectations regarding our future funding sources. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, are greater than they otherwise would be because of the impact of the COVID-19 pandemic. They include COVID-related delays or disruptions of field trial studies for our products, delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems (not related to COVID with respect to our manufacturing or product development activities or field trial studies; adverse results in connection with any future legal proceedings, continued or worsening adverse conditions in the general domestic and global economic markets, including as a result of the global COVID-19 pandemic; as well as the other risks set forth in the Company's filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo, Quotient MosaiQ and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

CONTACT: Peter Buhler, Chief Financial Officer – IR@quotientbd.com; +41 22 545 52 26

Quotient Limited

Condensed Consolidated Statements of Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Quarter Ended		Nine Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue:
Product sales	$8,740	$7,636	$26,207	$22,901
Other revenues	11	305	7,534	1,055
Total revenue	8,751	7,941	33,741	23,956
Cost of revenue	4,970	4,532	14,883	13,067
Gross profit	3,781	3,409	18,858	10,889
Operating expenses:
Sales and marketing	2,283	2,290	6,757	7,123
Research and development, net	14,485	14,160	38,813	38,895
General and administrative expense	8,738	9,316	27,832	24,092
Total operating expense	25,506	25,766	73,402	70,110
Operating loss	(21,725)	(22,357)	(54,544)	(59,221)
Other income (expense)
Interest expense, net	(6,753)	(7,008)	(19,537)	(20,384)
Other, net	192	1,894	5,423	1,600
Other expense, net	(6,561)	(5,114)	(14,114)	(18,784)
Loss before income taxes	(28,286)	(27,471)	(68,658)	(78,005)
Provision for income taxes	(1,471)	(14)	(1,503)	(41)
Net loss	$(29,757)	$(27,485)	$(70,161)	$(78,046)
Other comprehensive income (loss):
Change in fair value of effective portion of foreign currency cash flow hedges	$295	$487	$571	$209
Change in unrealized gain on short-term investments	111	148	(372)	342
Foreign currency gain (loss)	2,031	254	(1,270)	(771)
Provision for pension benefit obligation	13	48	40	144
Other comprehensive loss	2,450	937	(1,031)	(76)
Comprehensive loss	$(27,307)	$(26,548)	$(71,192)	$(78,122)
Net loss available to ordinary shareholders - basic and diluted	$(29,757)	$(27,485)	$(70,161)	$(78,046)
Loss per share - basic and diluted	$(0.29)	$(0.37)	$(0.79)	$(1.14)
Weighted-average shares outstanding - basic and diluted	101,016,040	73,768,845	88,512,823	68,722,475

Quotient Limited
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2020	March 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$3,401	$3,923
Short-term investments	131,062	116,871
Trade accounts receivable, net	4,539	5,402
Inventories	23,709	20,501
Prepaid expenses and other current assets	4,928	3,775
Total current assets	167,639	150,472
Restricted cash	9,046	9,017
Property and equipment, net	40,894	40,165
Operating lease right-of-use assets	22,364	21,493
Intangible assets, net	632	625
Deferred income taxes	237	237
Other non-current assets	4,914	4,454
Total assets	$245,726	$226,463
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$5,860	$4,826
Accrued compensation and benefits	4,844	7,210
Accrued expenses and other current liabilities	11,351	15,490
Current portion of long-term debt	24,167	—
Current portion of operating lease liability	3,309	3,033
Capital lease obligation	878	598
Total current liabilities	50,409	31,157
Long-term debt	135,490	153,024
Operating lease liability, less current portion	21,203	19,914
Capital lease obligation, less current portion	582	1,117
Deferred income taxes	1,455	—
Defined benefit pension plan obligation	7,707	6,353
7% Cumulative redeemable preference shares	21,213	20,425
Total liabilities	238,059	231,990
Total shareholders' equity (deficit)	7,667	(5,527)
Total liabilities and shareholders' equity (deficit)	$245,726	$226,463

Quotient Limited
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine months ended December 31,
	2020	2019
OPERATING ACTIVITIES:
Net loss	$(70,161)	$(78,046)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,484	8,996
Share-based compensation	3,498	3,375
Increase (decrease) in deferred lease rentals	512	215
Swiss pension obligation	776	551
Amortization of deferred debt issue costs	6,633	7,736
Accrued preference share dividends	788	788
Income taxes	1,503	41
Net change in assets and liabilities:
Trade accounts receivable, net	1,268	(1,638)
Inventories	(1,218)	(3,838)
Accounts payable and accrued liabilities	(3,670)	(2,268)
Accrued compensation and benefits	(2,825)	(268)
Other assets	(330)	(406)
Net cash used in operating activities	(56,742)	(64,762)
INVESTING ACTIVITIES:
Increase in short-term investments	(72,247)	(95,000)
Realization of short-term investments	57,683	52,700
Purchase of property and equipment	(3,602)	(3,941)
Purchase of intangible assets	—	—
Net cash generated from investing activities	(18,166)	(46,241)
FINANCING ACTIVITIES:
Repayment of finance leases	(491)	(337)
Proceeds from drawdown of new debt	—	25,000
Debt issuance costs and fees paid to noteholders	—	(874)
Proceeds from issuance of ordinary shares and warrants	80,888	90,728
Net cash (used in) generated from financing activities	80,397	114,517
Effect of exchange rate fluctuations on cash and cash equivalents	(5,982)	(1,438)
Change in cash and cash equivalents	(493)	2,076
Beginning cash and cash equivalents	12,940	11,603
Ending cash and cash equivalents	$12,447	$13,679
Supplemental cash flow disclosures:
Income taxes paid	$—	$—
Interest paid	$17,499	$15,959
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$3,401	$4,664
Restricted cash	9,046	9,015
Total cash, cash equivalents and restricted cash	$12,447	$13,679